Exhibit 99.1

UTStarcom Appoints New Chief Financial Officer

ALAMEDA, Calif., May 4 /PRNewswire via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI), today announced the appointment of Edmond Cheng as Senior Vice President, Chief Financial Officer.

Mr. Cheng replaces Kenneth Luk, who is resigning from the CFO position due to personal reasons.  Mr. Luk plans to leave the company after the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

“We are extremely pleased to welcome Edmond to UTStarcom’s management team,” said Peter Blackmore UTStarcom’s chief executive officer and president.  “He brings a wealth of financial and management expertise as well as the track record of a successful CFO.  His experience working with leading Asia based global companies such as Zoomlion and PSA International to sustain and drive profitable growth will be valuable in driving the long-term growth strategy for UTStarcom.”

Mr. Cheng has over 25 years of financial and operations experience covering Asia Pacific, Europe and North America.  He joins UTStarcom from Zoomlion, a publicly listed company on the Shenzhen Stock Exchange where he served as chief financial officer.  From 1985 to 2005, he held various progressive financial and operational positions at Applied Materials, Compaq Computers, GTE, Ingram Micro and Mallinckrodt including vice president finance and divisional chief financial officer.  He has also held chief financial officer roles at Titan Petrochemicals Group Limited and PSA International Pte. Ltd. Mr. Cheng received a B.B.A. in Accounting and Management Information System from the University of Hawaii as well as a Masters of Accounting.  He is a certified public accountant.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991 and headquartered in Alameda, California, the Company has research and development operations in the United States, China, and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including statements regarding profitable growth and the Company’s long-term strategy. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the Company to realize anticipated results of operational improvements, increase bookings, successfully transition to a new management team and headquarters location and execute on its business plan as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.  The Company is in a period of significant transition and in the conduct of its business is exposed to additional risks as a result.  All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.